January 21, 1999


Mike Troiano
47 Hoyt Street
New Canaan, CT 06840

Dear Mike:

It is my sincere pleasure to offer you the position of Senior Vice President, reporting to Lennart Mengwall. The terms of your compensation package are as follows:

1. EFFECTIVE DATE: Your compensation package will be effective from January 18, 1999 (the "Effective Date") through December 31, 1999.

2. SALARY: Your base salary will be paid based on a rate of $125,000* per year, payable bi-weekly in accordance with Primix's standard payroll practices.

3. BONUS PLAN: You will be eligible for a maximum target cash bonus of $100,000 in 1999, based on achieving mutually agreed upon quarterly revenue and contribution margin objectives related to the performance of the TBD business unit.

     You will be eligible for an incremental bonus of 30,000 stock options in 1999, based on achieving mutually agreed upon quarterly revenue and contribution margin objectives related to the performance of the TBD business unit.

A)       CASH BONUS ($75,000 TARGET) :

         This bonus opportunity will be split evenly between revenue and contribution margin components. The maximum 1999 cash bonus related to the revenue component will equal 50% of the total $75,000 target i.e. $37,500 each quarter you will be eligible for a bonus of $9,375 related to the revenue component. The maximum 1999 cash bonus related to the contribution margin component will equal 50% of the total $75,000 target i.e. $37,500 - each quarter you will be eligible for a bonus of $9,375 related to the contribution margin component.

         We will work together in good faith to develop a revenue and contribution margin plan for the TBD business unit. For example:

         1999 REVENUE AND CONTRIBUTION MARGIN PLAN **:


--------------------- ------------------------ ------------------------ ----------------------- ------------------------
                                Q1                       Q2                       Q3                      Q4
                      (1/18/99 - 3/31/99)      (4/1/99 - 6/30/99)       (7/1/99 - 9/30/99)      (10/1/99 - 12/31/99)
--------------------- ------------------------ ------------------------ ----------------------- ------------------------
Revenue                      $115,000                 $550,000                $1,100,000              $1,650,000
--------------------- ------------------------ ------------------------ ----------------------- ------------------------
C Margin                    ($270,000)               ($300,000)                 20,000                  520,000
--------------------- ------------------------ ------------------------ ----------------------- ------------------------


* This document is not intended, nor should it be construed, as an employment contract between the Company and yourself.

** The amounts defined under the Revenue and Contribution Margin Plan are preliminary. The Company will work with you to develop reasonable and agreeable measurement criteria to be defined no later than February 5, 1999.

         Each revenue multiplier is calculated by dividing your quarterly target bonus related to the revenue component, by your minimum revenue objective for that particular quarter. Each contribution margin multiplier is calculated by dividing your quarterly target bonus related to the contribution margin component, by your minimum contribution margin objective for that particular quarter.

         Multipliers will be used to calculate the actual quarterly cash bonus payable. Each multiplier will be applied against actual revenue and contribution margin amounts in excess of their respective minimum eligibility amounts (TBD). Quarterly revenue and contribution margin for the TBD business unit will be calculated by the Chief Financial Officer, in accordance with Generally Accepted Accounting Principles.

         In order to be eligible for the quarterly revenue component a minimum revenue objective per quarter must be met. In order to be eligible for the quarterly contribution margin component a minimum contribution margin objective per quarter must be met.

      B) INCREMENTAL CASH BONUS ($25,000 STRETCH TARGET):

         In the event that the TBD business unit achieves $3.6M in revenue opportunities in 1999, you will be eligible for an additional cash bonus of $25,000. Achievement of this stretch target will be measured by the total dollar value of signed contracts, and not necessarily the Company's definition of booked revenue.

      C) STOCK OPTION BONUS:

         For each quarter during which the revenue goal is met, it will be recommended to the Board that you be granted 3,750 options of the Company's common stock with an exercise price equal to fair market value as of the date of grant.

         For each quarter during which the contribution margin goal is met, it will be recommended to the Board that you be granted 3,750 options of the Company's common stock with an exercise price equal to fair market value as of the date of grant.

         These stock option bonuses will be subject to the standard four-year vesting schedule with the first 25% vesting after one year, and the remaining 75% vesting over twelve equal quarterly installments of 6.25%.

4. INCENTIVE STOCK OPTIONS: Management will recommend to the Board that you be granted an option to purchase 70,000 shares of the Company's common stock, with an exercise price equal to fair market value as of the date of grant. This option will vest over four years, the first 25% vesting after one year, and the remaining 75% vesting over twelve equal quarterly installments of 6.25%. The date of grant will be the date of the next regularly scheduled Board Meeting following your hire date.

5. PROMISSORY NOTE: The Company's management will recommend to the Board of Directors that the Company loan you an amount of $75,000 through a promissory note carrying a reasonable interest rate and maturity date.

6. RELOCATION: The Company will reimburse you for reasonable relocation expenses. In order to be reimbursed, you must provide proper support for any expenditure for which you request reimbursement. Certain amounts covered under this section may be deemed to be taxable. The Company shall make such tax-related reporting that it reasonably determines to be required with respect to the payment pursuant to this section.


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7.   BENEFITS: As a full-time employee, you will be entitled to the company's full benefits package, including contributory medical, dental, and life insurance, a paid vacation, and a 401(k) salary deferral program. You will receive up to three weeks of vacation annually, accrued on a monthly basis. In addition, Primix observes twelve paid holidays each year. You will travel in accordance with Primix's policies, which have limitations on first class travel.

8. TERMINATION WITHOUT CAUSE: In the event that your employment is terminated by the Company (or it's successors) for reasons other than gross misconduct, violation of law or unethical conduct, the Company will pay you a severance package equal to six months of your then-current base salary. Any stock options that have vested as of the Termination Date must be exercised within 90 days from that date. Any options that have not vested by the Termination Date will terminate automatically.


You will be required to execute the Company's standard Employee Agreement, and to provide satisfactory proof of eligibility for employment in the United States.

Please indicate your agreement to the terms of this offer and that you have no further commitments or obligations to you prior employer, including, but not limited to, non-competition and confidentiality agreements, which would prevent you from fulfilling your responsibilities to Primix Solutions by countersigning where indicated below, and then return a fully executed copy to me at your earliest convenience.


Sincerely,



--------------------------------
Lennart Mengwall
Chairman & C.E.O.

                                            AGREED:


                                            --------------------------------
                                            Mr. Mike Troiano


                                            Date: